Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Velocity Financial, Inc.:

We consent to the use of our report dated March 16, 2021, with respect to the consolidated financial statements of Velocity Financial, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

September 1, 2021